Exhibit 99.1

NEW BRUNSWICK SCIENTIFIC CO., INC. P.O. Box 4005, 44 Talmadge Road Edison, NJ U.S.A. 08818-4005

Investor Contacts NBS:

Thomas Bocchino Vice President, Finance and Treasurer New Brunswick Scientific Co., Inc. +1 732.650.2500 tbocchino@nbsc.com

FOR IMMEDIATE RELEASE

New Brunswick Scientific

Completes Merger Transaction with Eppendorf

Edison, New Jersey, September 24, 2007—New Brunswick Scientific Co., Inc. (“NBS”) (Nasdaq: NBSC), and Eppendorf Group (“Eppendorf”) announced today the completion of the previously announced merger transaction in which Eppendorf acquired NBS for approximately $110 million in an all-cash transaction.  As a result of the merger, which was approved by NBS’ shareholders at a special meeting on September 20, 2007, NBS’ shareholders are entitled to receive $11.50 per share in cash.

NBS has notified the NASDAQ Global Market of the closing of the transaction and expects that no further trading in NBS stock will occur after today and that its shares will no longer be listed.  Eppendorf has appointed American Stock Transfer & Trust Company as paying agent, and, will promptly mail a letter of transmittal and instructions to all NBS shareholders of record.  The letter of transmittal and instructions will contain information on how to surrender stock certificates representing shares of NBS common stock in exchange for $11.50 per share, without interest.  NBS’ shareholders of record should wait until they receive the letter of transmittal before surrendering their stock certificates.  Shareholders who hold shares through a bank or broker will not have to take any action to have their shares exchanged for the merger consideration as such exchanges will be handled by the bank or broker.

About New Brunswick Scientific

New Brunswick Scientific Co., Inc., is a leading global innovator providing a comprehensive line of equipment and instrumentation for the life science industry.  NBS’s products are used in the creation, maintenance and control of physical and biochemical environments required for the growth, detection and storage of microorganisms for medical, biological and chemical applications, environmental research and commercial products.  Established in 1946, NBS is headquartered in Edison, New Jersey, with sales and distribution facilities located in the United States, Europe and Asia.

News releases and other information on NBS are available on the Internet at:
http://www.nbsc.com

About Eppendorf

Eppendorf is a global leader in laboratory equipment and associated consumables.  Eppendorf products include liquid handling and centrifugation equipment products including related consumables as well as instruments and systems for PCR, cell technology and micro arrays that are used by researchers in life science, drug discovery, clinical, environmental and industrial laboratories.  Founded in 1945, Eppendorf, a privately-held company headquartered in Hamburg, Germany, has revenues of more than $400 million, and employs approximately 2,000 people in over 20 countries.

News releases and other information on Eppendorf are available on the Internet at:
http://www.eppendorf.com

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